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                                                                    EXHIBIT 99.2

                       Conference Call Script - Q4 FY2000
                            THURSDAY, August 3, 2000



Introduction - Bruce Thomas

Good morning. This is Bruce Thomas, Cadmus' President and Chief Executive Officer. I want to thank each of you for joining Dave Bosher, our senior vice president and chief financial officer, and me this morning to discuss our results for the fourth quarter and fiscal year ended June 30, 2000. Dave and I will be glad to answer any questions you may have after our comments and review.

Before we get into the review, please let me deal first with the customary Safe Harbor boilerplate statements. Please note that certain of our comments here represent "forward looking statements" and are subject to certain risks and uncertainties that could cause actual results to differ materially. Those risks and uncertainties are set forth in our press release and included in a Form 8-K, which will be filed shortly with the SEC and to which you should refer for additional details.

As we noted in our press release, we ended fiscal 2000 on a positive note. We continued to achieve sequential quarter improvement in results throughout the year, with fourth quarter operating results representing our strongest period of this fiscal year. We again delivered top-line growth in our industry-leading journal services division. Operating margins continued to expand, both sequentially and year-over-year. Our cash flow performance remained strong again this quarter, and we continued to pay down debt.

This positive performance was achieved despite a fair amount of internal distraction resulting from a change in our senior management, an industry-wide slowdown in the folding carton packaging industry, and the continued upward trend in short-term interest rates. We still have much more to accomplish on the financial and operating performance front. We are far from satisfied, and far from where we want and from where you want us to be. However, this quarter's results do highlight the improved visibility and predictability inherent in our business, our fundamental ability to generate strong cash flow, and our ability to attain further improvement in profit margins.

From a broader perspective, our fiscal 2000 was a busy and important year for the Company. First, we successfully integrated the Mack operations and effected the synergies we were counting on. Second, we completed our restructuring program in-line with and on-time our earlier estimates. Third, we narrowed our focus to four distinct and attractive markets: Scientific Technical and Medical Journals, Special Interest Magazines, Books & Directories, and Specialty Packaging - all of which offer opportunities for growth and in all of which we have a history of sound performance. Fourth, we worked hard to deliver our cash flow commitment and significantly exceeded our target, thereby materially
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reducing our debt levels and leverage ratios. Finally, we restored top-line growth in our professional communications business and registered another 20% plus growth year from our specialty packaging operations.


While working hard to maximize financial performance, we continued to make important investments for the future. We introduced, and are now marketing aggressively, several new proprietary products and services - such as Rapid Review, our web-based peer review system for the STM market, and Launchpad, a patented process that delivers technology-related direct marketing materials
much more efficiently and with greater impact.   In addition, we obtained
certification at our Charlotte-based packaging operation to begin producing pharmaceutical packaging, a new market for us that offers significant opportunity for growth.

In sum, we ended the year as a much more market-focused company, with much lower debt levels, an improved cost structure, several exciting new proprietary products, and prospects for more robust internal growth.

Now, we have to make all this hard work pay off. We simply have not moved nearly fast enough to capitalize upon the opportunities available to us in the markets we serve. That will change in fiscal 2001. We will market aggressively the new products and services that we have developed, and we will also bring to market several other products that are currently under development. These products have the potential to accelerate our growth, to provide further differentiation, and to permit us to sustain profit margins in the face of continued industry-wide competitive pressure. In addition these products will help us to secure new business, as well as cement existing customer relationships.

In addition to these revenue related activities, we will also move aggressively to lower our cost structure and improve operating efficiencies in each of our businesses. And finally, we will aggressively manage our balance sheet to generate cash and to further reduce debt.

We have a strong base from which to work, and we have good opportunities to lead and to stimulate change in our markets. We know what we need to do. We know we have no time to waste. And we are ready and eager to move forward aggressively.

At this point, I'll turn the call over to Dave for a more in-depth analysis of the quarter's results.


Financial Review -Dave Bosher

Thanks, Bruce.   Good morning everyone.  As usual, I'm not going to replay the data from this quarter's earnings release verbatim, but let me highlight some additional data and provide some comparisons that will assist you in better understanding our results.
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Consolidated net sales, adjusted for the divested and closed operations, were essentially flat in the fourth quarter. Professional Communications net sales, however, continued to grow again this quarter, registering a 3% gain, and most of this increase was attributable to solid unit growth from our scientific, technical and medical journal services product line, which recorded a 5% increase in both net sales and value-added revenues. These gains reflect the renewed momentum in this business, along with a more normal business attrition rate, which adversely impacted our sales results in the first half of this year.

We did experience noticeable softness in our specialty packaging business this quarter that has been corroborated by reports from other packaging industry competitors. We have been unable to pinpoint any single factor contributing to this decline, but have certainly noticed that a number of high-tech and consumer products companies reported a distinct change in spending patterns in the calendar second quarter. Indications from our customers are that we should see a rebound in packaging shipments in the second half of this calendar year. Net sales from our graphic solutions operation also declined in the quarter due to soft conditions and competitive pressures in the commercial printing market.

Before restructuring charges, operating income rose 12% for the quarter to $11.6 million from $10.4 million last year. Operating margins rose again to 9.8% of sales in the quarter from 7.7% last year. This expansion in operating margins reflected the elimination of the operating losses from the closure of our point-of-purchase operations, and the positive impact of the restructuring actions begun earlier in this fiscal year. Again this quarter, continued investment spending in our electronic publishing operations reduced operating margins by approximately 40 basis points.

EBITDA for the fourth quarter rose 3% to $18.1 million and EBITDA, as a percent
of net sales, improved to 15.3% compared to 13.0% last year.   Interest expense
for the quarter, including securitization costs, totaled just under $6.0 million compared to $6.1 million last year, as the significantly lower debt levels we have this year and the benefit from the implementation of our receivables securitization program offset the impact of higher short-term interest rates.

Now, let's take a quick look at our year-end balance sheet. We reduced debt by an additional $3.0 million in the fourth quarter, bringing our total year reduction in debt to $30.0 million. Total debt at June 30, adjusted for our receivables securitization program, was $246.0 million compared to $275.9 million at the same time last year. Fourth quarter cash flow totaled $8.0 million dollars, bringing cash flow for the full year to $31.2 million. Capital expenditures in fiscal 2000 totaled $16.5 million, below our fiscal 2000 capital budget of $20 million. Diligent CAPEX controls, coupled with continued focus on working capital management, resulted in the exceptional cash flow this year. We plan to generate cash flow in fiscal 2001 in excess of $20 million and expect to again use these funds to further reduce debt levels.

I would like now to turn the call back over to Bruce.
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Bruce Thomas
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Thank you, Dave.  In closing, we believe we are well-positioned to enjoy further financial improvement in fiscal 2001. Renewed momentum from our STM journal and special interest magazine businesses, continued growth from our specialty packaging business, the full-year benefit from our restructuring program, and the elimination of operating losses from the discontinued businesses will help us offset continued competitive and pricing pressures and will provide important catalysts for growth in fiscal 2001.

I want to stress that we are not satisfied with what we have delivered to date in terms of financial or operating performance. Our focus is very much on improving our results and re- building credibility among our equity investors. I believe our business is positioned to do just that, and we look forward to reporting to you on our expected progress during fiscal 2001.
-------- Operator, we are now ready for questions.

Closing - Bruce Thomas

Thank you, operator. I'd just like to thank each of you again for your participation this morning and your continued interest in Cadmus. We look forward to working closely with you in this new fiscal year.